Exhibit 99.1

              Edge Petroleum Announces 2003 Operating Results and
                      Updates Recent Activity And Guidance



    HOUSTON, Jan. 20 /PRNewswire-FirstCall/ -- EDGE PETROLEUM
CORPORATION
(Nasdaq: EPEX) announced today that its estimated total proved oil and natural gas reserves as of December 31, 2003 were 63.9 billion cubic feet equivalent
(Bcfe) of natural gas, an increase of 30% over total proved reserves as of December 31, 2002. The reserve breakdown was 46.8 billion cubic feet (Bcf) of natural gas, 1.46 million barrels of crude oil and condensate and 1.39 million barrels of natural gas liquids. Natural gas and natural gas liquids accounted for a combined 86% of the company's total proved reserves. The 63.9 Bcfe of total proved reserves were 78% developed.

    The present value, using a 10% discount rate, of the future net cash flows before income taxes of Edge's proved oil and gas reserves as of December 31, 2003 was $179 million, using average prices of $29.77 per barrel for oil and $6.15 per Mcf for natural gas. This compares to $116 million at year-end
2002 using prices of $28.85 for oil and $4.91 for gas.

    Total production for the fourth quarter of 2003 is currently estimated to be 2.6 Bcfe, an increase of about 18.5% over the previous quarter and an increase of slightly over 100% as compared to the same period in the previous year. Production for the full year 2003 is estimated to be 8.1 Bcfe, an increase of 16% over total production for 2002. The Company's December 31, 2003 production exit rate was an estimated 32 MMcfe per day, up 106% from year-end 2002.

    Edge's exploration, exploitation and acquisition activities combined to replace approximately 284% of its 2003 production.

    Edge drilled a total of 8 wells during the fourth quarter, bringing the full year total to 36 wells with a full year success rate of 78%, as 28 of the 36 wells were successful. During the fourth quarter of 2003, three new producers were added in the Encinitas development project, two new producers were added in the Gato Creek development project and one new producer was added in Southeast New Mexico. There were two previously announced dry holes in the Bayhorse exploratory project.

    Since year-end 2003, Edge has drilled and logged a successful well in the O'Connor Ranch East area (Donoghue Gas Unit 6-E #1, Edge W.I. 100%), undertook a significant recompletion in the Patterson #1 well in Mississippi, and has two wells currently drilling in Southeast New Mexico.

    The Donoghue Gas Unit 6-E #1 well is the 14th planned well in the company's O'Connor Ranch East program, which began in December of 2002. A total of 14 wells, 13 of which were successful, have now been drilled in this area. The Donoghue Gas Unit 6-E #1 is expected to commence production in January.

    In Mississippi, the Patterson #1 well, acquired in the Miller acquisition, (Edge operated, W.I. 82.75%) was a Hosston formation well, which had been a gas producer at rates averaging 500 Mcf per day for the past year. An up-hole recompletion to the James Lime formation was identified as a high priority once the recent merger with Miller Exploration was completed. The new completion is currently producing 2.7 MMcf of gas per day and 230 barrels of oil per day.

    Two wells are currently drilling in Edge's Southeast New Mexico project area. The S. Lusk 33 Federal #1 (Edge operated, BPO W.I. 100%, APO W.I. 50%) is a 12,800 foot Atoka and Morrow objective well that is expected to reach total depth in late January. The second well is the SW Turkey Track St. #1 well with objectives in the Wolfcamp and Morrow formations with a planned total depth of 11,600 feet. This well is expected to reach total depth in early February.

    Edge plans to drill an additional five to eight wells during the remainder of the first quarter of 2004. Up to six of these wells are planned to be development wells with as many as three in Southeast New Mexico, two in the Encinitas area and one in the Queen City trend. Edge expects to spud two exploratory wells late in the first quarter. The Edge operated Bauer Ranch #1 (W.I. 25%) is a planned 13,000 foot Vicksburg formation well in Jefferson County, Texas. The Bullseye #1 (Edge W.I. 25%) is a planned 11,900 foot Hackberry formation well in Calcasieu Parish, Louisiana.

    Commenting on the 2003 operations and recent activity, Edge Chairman, CEO and President, John W. Elias, reported, "We are pleased with results of our activities in 2003 on all fronts. Our reserve and production growth and production replacement all met or exceeded our expectations. Further, they occurred as a result of hard work and success across all of our activities -- exploration, exploitation and acquisitions. The momentum in our drilling operations is as strong as I have seen at Edge. Our plan to increase the number of wells drilled in 2004, as compared to 2003, is well under way and may prove to be conservative. Our greater percentage of operated wells provides more control over and predictability in the timing of our activities than we have had in the past. The resulting growing production volumes and the strength we are experiencing in commodity prices are combining to enhance our financial flexibility, allowing us to further accelerate our drilling activity, all of which has been reflected in our stock price, which has increased over 100% during 2003."

    Edge also reported today that the accounting requirements of Financial Accounting Standards Board Interpretation No. (FIN) 44, (Accounting for Certain Transactions Involving Stock Compensation) will require Edge to take a non-cash charge of approximately $1.2 million in the fourth quarter of 2003. FIN 44 requires, among other things, a non-cash charge to compensation expense if the price of Edge's common stock on the last trading day of each reporting period is greater than the strike price of certain stock options. Edge had 306,200 options with a strike price of $7.0625 per share and 18,000 options at $7.28 per share as of December 31, 2003. After the first such adjustment is made, each subsequent period is then marked to market, to the extent that the current market price of the stock exceeds the strike prices of the options, with corresponding non-cash credits or debits to compensation expense. Edge plans to release its fourth quarter and full year earnings in March 2004.

    This charge is related to non-qualified stock options granted to employees and directors in prior years and re-issued and re-priced in May of 1999, as well as certain options newly issued in conjunction with that transaction. As previously disclosed, in May of 1999 Edge's Compensation Committee and Board of Directors concluded that in light of the disparity between the exercise price of the existing stock options and the then current market price of the Common Stock, the options no longer provided the desired incentive to option holders. As a result, on a voluntary basis employees and directors were granted the ability to surrender their old options in exchange for a lesser number of re-issued and new options at a lower strike price.

    Updating its production guidance for 2004, Edge's Senior Vice President and CFO, Michael G. Long, noted, "Our year-end exit rate was higher than we expected when we made our last forecasts about our 2004 production levels and we have had excellent recent results. As a result, we are raising our production guidance for the full year and initiating guidance for the first quarter, along with guidance about our expected cost structure, as shown below. Our year-end financial condition couldn't be better with our debt to capital ratio reduced to about 20% and our unused borrowing capacity growing to record levels. The resulting financial flexibility leaves us with considerable ability to accelerate or increase our capital program in 2004, continue to pursue acquisitions or add additional joint ventures to further accelerate our potential growth opportunities. As a result of the requirements of FIN 44, all our guidance will be prior to any FIN 44 adjustments. As long as these old, re-priced options are outstanding, we will be faced with non-cash compensation expense volatility based upon a single point in time-share price, which cannot be forecasted. This charge for the fourth quarter of 2003 in no way impacts the company's financial flexibility."


                                              First Quarter      Full Year
                                                   2004            2004
     Production, Bcfe                            2.8 - 3.00   11.25 to 11.70
     Operating Costs/Mcfe
     Lease Operating                           $0.48 - $0.52   $0.45 - $0.50
     G&A (A)                                   $0.46 - $0.50   $0.45 - $0.50
     DD&A                                      $1.60 - $1.65   $1.60 - $1.65
     Interest and other                        $0.05 - $0.07   $0.05 - $0.08
     Production Taxes (of oil & gas revenue)    7.0% - 8.0%     7.0% - 8.0%

     (A) Prior to any non-cash, FIN 44 related charges


    Edge Petroleum Corporation is a Houston-based independent energy company that focuses its exploration, production and marketing activities in selected onshore basins of the United States. Edge common stock is listed on the Nasdaq National Market under the symbol "EPEX".


    Statements regarding production volumes, expected supply and balance, price weakness, hedging levels, all forecasts for the years 2003 and 2004, including future oil and gas prices, debt levels, and availability, production and earnings, performance goals, stock price and other statements that are not historical facts contain predictions, estimates and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934. Although the company believes that its expectations are based on reasonable assumptions, it can give no assurance that its goals will be achieved. Important factors that could cause actual results to differ materially from those included in the forward-looking statements include the timing and extent of changes in commodity prices for oil and gas, the need to develop and replace reserves, environmental risks, drilling and operating risks, risks related to exploration and development, uncertainties about the estimates of reserves, competition, government regulation and the ability of the company to meet its stated business goals.



SOURCE  Edge Petroleum Corporation
    -0-                             01/20/2004
    /CONTACT: Michael G. Long, Chief Financial Officer of Edge Petroleum Corporation, +1-713-654-8960/
    /Web site:  http://www.edgepet.com /
    (EPEX)

CO:  Edge Petroleum Corporation
ST:  Texas
IN:  OIL
SU:  ERP